Matters submitted to a vote of security holders

On September 9, 2009, the Funds held a Special Combined Meeting of Shareholders to approve a number of proposals, listed below.  All of the proposals were approved.

 (1) To approve a new investment advisory agreement by and between the Trust, on behalf of Alpha, and Alternative Investment Partners, LLC (“AIP”), the Funds’ investment adviser; pursuant to which AIP will continue to act as investment adviser with respect to the assets of Alpha on substantially the same terms as the current investment advisory agreement, after the acquisition of a majority of the interests of AIP by Hatteras Capital Investment Management, LLC (“HCIM”);

Shares	Shares	Shares
Voted For	Voted Against	Abstained
14,428,514	212,197	208,745

 (2)  To approve a new investment advisory agreement by and between the Trust, on behalf of Beta, and AIP; pursuant to which AIP will continue to act as investment adviser with respect to the assets of Beta on substantially the same terms as the current investment advisory agreement, after the acquisition of a majority of the interests of AIP by HCIM;

Shares	Shares	Shares
Voted For	Voted Against	Abstained
312,70	562	17,525

(3)  To instruct the Board, on behalf of Alpha, to approve a new investment advisory agreement by and between the Underlying Funds Trust, on behalf of each of its series (the “Underlying Funds”), and AIP; pursuant to which AIP will continue to act as investment adviser with respect to the assets of the Underlying Funds on substantially the same terms as the current investment advisory agreement, after the acquisition of a majority of the interests of AIP by HCIM;

Shares	Shares	Shares
Voted For	Voted Against	Abstained
14,409,412	226,510	213,534

(4)  To instruct the Board, on behalf of Beta, to approve a new investment advisory agreement by and between the Underlying Funds Trust, on behalf of the Underlying Funds, and AIP; pursuant to which AIP will continue to act as investment adviser with respect to the assets of the Underlying Funds on substantially the same terms as the current investment advisory agreement, after the acquisition of a majority of the interests of AIP by HCIM;

Shares	Shares	Shares
Voted For	Voted Against	Abstained
312,720	562	17,506

(5) To instruct the Board, on behalf of Alpha, to ratify the payments made by AIP to certain sub-advisers under the respective sub-advisory agreements;

Shares	Shares	Shares
Voted For	Voted Against	Abstained
14,304,020	325,807	219,629

(6) To instruct the Board, on behalf of Beta, to ratify the payments made by AIP to certain sub-advisers under the respective sub-advisory agreements;

Shares	Shares	Shares
Voted For	Voted Against	Abstained
309,095	4,168	17,525

 (7)  To elect four additional Trustees to the Board of Trustees to hold office until their respective successors have been duly elected and qualified.

Shares
Voted For
H. Alexander Holmes	19,168,417
Steve E. Moss	19,167,351
David Perkins	19,165,367
Gregory S. Sellers	19,169,311

On September 30, 2009, the Funds held a Special Combined Meeting of Shareholders to approve a number of proposals, listed below.  All of the proposals were approved.

(1)  To approve, on behalf of Alpha, the Distribution Plan under Rule 12b-1 (the “Distribution Plan”) applicable to Alpha’s Class C shares and to ratify the distribution fee payments made under the Distribution Plan since August 1, 2008 to unaffiliated third parties;

Shares	Shares	Shares
Voted For	Voted Against	Abstained
1,096,386	62,843	27,563

 (2)  To approve, on behalf of Beta, the Distribution Plan applicable to Beta’s Class C shares and to ratify the distribution fee payments made under the Distribution Plan since August 1, 2008 to unaffiliated third parties;

Shares	Shares	Shares
Voted For	Voted Against	Abstained
57,075	0	38